                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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          Rule 14a-12

                                 PROVANT, INC.
               -------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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

              The Provant Committee to Restore Shareholder Value

                                  ----------

                             c/o Epic Partners LLC
                        116 West 23rd Street, 5th Floor
                              New York, NY 10011



Via Courier
-----------

June 25, 2001

Board of Directors
Provant, Inc.
67 Batterymarch Street
Suite 600
Boston, MA 02110

Lady and Gentlemen:

     On June 19, 2001, the Provant Committee to Restore Shareholder Value (the "Committee"), which consists of long-term shareholders beneficially owning 13.6% of the common stock of Provant, made a formal written request to Mr. John R. Murphy, Chairman of Provant, to exempt the Committee from the definition of "Acquiring Person" in the Shareholder Rights Plan. The Committee copied this request to the entire Board as listed in Provant's most recent public filings and on the Company's web site. To date the Committee has not received any response from the Board to its request. Because of this lack of response, the Committee authorized its financial advisor to contact Mr. Murphy as a follow-up to the Committee's June 19th letter. In a conversation between Mr. Murphy and a representative of the Committee's financial advisor, Mr. Murphy indicated that he had formally resigned as Chairman and as a director in a written communication to the Company on May 2, 2001 and that he has had no communication with any executive officer or board member of Provant since May 2nd.

     The Committee is surprised at the CEO's lack of candor in failing to disclose the Chairman's resignation, a material event which occurred over seven weeks ago. Mr. Murphy's resignation is particularly troubling because it occurs at a time when the Company is undergoing a review of strategic alternatives. Provant's CEO, Mr. Curtis Uehlein, reported on the strategic alternatives review during the Company's last conference call with shareholders and the investment community on May 10th, a full eight days after the Chairman's resignation, yet made no mention of the Chairman's resignation. The Committee believes that Provant's shareholders were entitled to know at that juncture that the Chairman of the Board had resigned. Furthermore, we believe that this lack of candor reflects a flagrant disregard for Provant's shareholders and further impugns any remaining credibility that the CEO has with the investment community.

     In addition to the Committee's request that the Committee be exempted from the definition of "Acquiring Person" in the Shareholder Rights Plan, the Committee would also like to propose a meeting with the Board to discuss the immediate implementation of the Committee's proposed changes outlined in its press release dated June 11th.

     We await a prompt response.

Very truly yours,

Provant Committee to Restore

Shareholder Value

By:  Epic Partners LLC



By:  /s/ Justin Ockenden
     -------------------




     Board of Directors

     Curtis M. Uehlein
     John H. Zenger
     David B. Hammond
     Esther T. Smith
     John E. Tyson


cc:  Constantine Alexander, Esq.
     Nutter, McClennen & Fish, LLP